EXHIBIT 99.1

Repros Reports Partial Interim Assessment of Phase 2 Study of Proellex™ in Endometriosis

Highest Dose of Proellex™ Achieves Similar Pain Relief as Lupron in Women Suffering from Endometriosis

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (Nasdaq:RPRX) and (PCX:RPRX) today released preliminary three-month findings from its current six-month European study of Proellex™ in the treatment of endometriosis. The study included three dose levels of Proellex™ as well as a positive control arm. The positive control was Leuprolide Injection (Lucrin®), a GnRH agonist also known as Lupron®, commonly used for the treatment of endometriosis. Proellex will be administered for six months as a daily oral dose of 12.5mg, 25mg, or 50mg capsules.

The study has completed enrollment of 39 women diagnosed with endometriosis. Sixteen of these 39 women have completed three months of dosing.

Based on an endometriosis symptom survey, results demonstrated a reduction of distress related to pain in all doses of Proellex or Lucrin over the course of three-month exposure to the drugs. Daily pain diaries indicated that women on Lucrin on average experienced 19.4 days of pain over the three-month period whereas women on 50 mg Proellex exhibited less than 1 day of pain over the same period. Women on 25mg and 12.5mg of Proellex exhibited more days of pain than that recorded by women receiving the highest dose of Proellex or Lucrin. There appeared to be a dose dependent effect on pain reduction. Because the effects of GnRH agonists are best evaluated after at least three months of dosing, these preliminary results may be reversed by the final results of this clinical trial.

On average, Lucrin reduced estrogen levels to post-menopausal levels (<20 pg/ml) whereas all doses of Proellex maintained estrogen concentrations in the low normal range. Women with post-menopausal levels of estrogen have been shown to be at greater risk for bone loss and other medical conditions. Lucrin, therefore, is not indicated for treatment lasting longer than six months.

Women in the study were closely monitored for changes in the structure of the endometrium. Results in these 16 women suggest that there is a dose dependent effect of Proellex on the endometrium. Compared to baseline measurements, after three months on treatment, zero of the three women receiving 50mg, one of the four women receiving 25mg, and two of the four women receiving 12.5mg Proellex exhibited thickening of the endometrium. Five of the 16 women received Lucrin, and as expected, did not have a thickening of the endometrium due to a low estrogenic state.

Joseph Podolski, President and CEO of Repros, noted, "Clearly this is very early data. The pain effects seen in this study are consistent with those we saw in our earlier fibroid trial wherein the 50mg dose achieved statistically significant relief from the pain associated with uterine fibroids. Furthermore, and probably of greater significance, the prevention of endometrial thickening at the highest Proellex dose is consistent with our early findings in primate studies." He further added, "We look forward to evaluating all our findings and share them with our shareholders as they become available."

As previously announced, in December 2006, Repros plans to provide an update on 37 women who have completed three months of dosing.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the fact that we are conducting our endometriosis clinical trial for Proellex in Europe, and we cannot assure that the FDA will readily accept data from foreign investigators, and the following: Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in subsequent filings with the SEC. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447